As filed with the Securities and Exchange Commission on April 3, 2024

Registration No. 333-261970

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-261970

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KINNATE BIOPHARMA INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	82-4566526
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

2200 Powell Street, Suite 310

Emeryville, California 94608

(Address of Principal Executive Offices, including Zip Code)

Owen Hughes

President, Treasurer and Secretary

Kinnate Biopharma Inc.

2200 Powell Street, Suite 310

Emeryville, California 94608

Tel. (510) 204-7200

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Ryan A. Murr

Robert W. Phillips

Gibson, Dunn & Crutcher LLP

One Embarcadero Center Suite 2600

San Francisco, California 94111

(415) 393-8200

Robert T. Ishii

Brendan R. Mahan

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

(Name, address, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) filed by Kinnate Biopharma Inc., a Delaware corporation (the “Registrant”), relates to Registration Statement No. 333-261970 (the “Registration Statement”), registering the sale of up to $150,000,000 of (i) shares of common stock, par value $0.0001 per share, of the Registrant (the “Common Stock”), (ii) shares of preferred stock, par value $0.0001 per share, of the Registrant (the “Preferred Stock”), (iii) depositary shares representing a fractional interest of a preferred share of Preferred Stock (“Depositary Shares”), (iv) secured or unsecured, senior or subordinated debt securities (“Debt Securities”), (v) warrants to purchase shares of Common Stock, Preferred Stock or Debt Securities (“Warrants”), (vi) subscription rights to purchase Common Stock, Preferred Stock, Debt Securities, Warrants or Units (as defined below) (“Rights”), (vii) purchase contracts obligating holders to purchase a specific or variable number of securities (“Contracts”), and (viii) units consisting of Common Stock, Preferred Stock or Warrants, Rights, Contracts or any combination thereof (“Units”), or any combination thereof, in each case offered by the Registrant under a sales agreement with Leerink Partner LLC (f/k/a SVB Leerink LLC), which was filed with the Securities and Exchange Commission (the “SEC”) on January 3, 2022.

On February 16, 2024, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with XOMA Corporation, a Delaware corporation (“Parent”), and XRA 1 Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on April 3, 2024, Merger Sub was merged with and into the Registrant with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”). In the Merger, each share of Common Stock (the “Shares”) (other than (i) Shares owned or held in the Registrant’s treasury immediately prior to the effective time of the Merger, (ii) Shares owned directly or indirectly by Parent or Merger Sub immediately prior to the effective time of the Merger and (iii) Shares held by any stockholder of the Registrant who was entitled to and properly demanded appraisal of such Shares in accordance with Section 262 of the General Corporation Law of the State of Delaware, as amended) was cancelled in exchange for the right to receive (i) $2.5879 in cash per Share, plus (ii) one non-transferrable contractual contingent value right for each Share.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 16, 2024.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered under the Registration Statement that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on April 3, 2024.

KINNATE BIOPHARMA INC.

By:	/s/ Owen Hughes
Name: Owen Hughes
Title: President, Treasurer and Secretary